UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 23, 2007

Autodesk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-14338	94-2819853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 McInnis Parkway

San Rafael, California 94903

(Address of principal executive offices, including zip code)

(415) 507-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Stock Option Agreements of Certain Executive Officers

On July 23, 2007, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Autodesk, Inc. (the “Company”) approved the amendment of certain unexercised stock options (the “Eligible Options”) held by certain executive officers of the Company (together, the “Eligible Executives”), that had original exercise prices per share that were less than the fair market value per share of the Company’s common stock on the option’s date of grant, as determined by the Company for financial accounting purposes. The amendments would increase the exercise price for the unexercised portion of the Eligible Options to the appropriate fair market value per share on the date of grant. The purpose of these amendments is to avoid unfavorable tax consequences for the optionholders under United States Internal Revenue Code Section 409A (“Section 409A”) which would result upon the vesting of any of the Eligible Options that had an exercise price that is less than fair market value of the underlying common stock on the option’s date of grant. Other than George “Ken” Bado, no named executive officer’s options are being amended. All Eligible Options were granted to the Eligible Executives prior to the dates upon which they became Section 16 executive officers of the Company.

In exchange for the Eligible Executives who are U.S. employees agreeing to the increase in the exercise price of their Eligible Options, the Company will make a cash payment to the Eligible Executives in an amount equal to the incremental per share exercise price increase multiplied by the corresponding number of shares subject to the affected options. In order to satisfy the provisions of Section 409A, these payments will be made in January 2008. Eligible Executives who are Canadian employees and who agree to the increase in the exercise price of their Eligible Options shall paid an amount equal to 150% of the product obtained by multiplying the incremental per share exercise price increase by the corresponding number of shares subject to the affected options. Payments due to Eligible Executives who are Canadian employees will be made promptly after the effective date of the applicable option amendment agreement. The aggregate number of shares of common stock underlying Eligible Options is 459,394, and the aggregate payments to be made pursuant to the amendments is approximately $583,000.

The forms of option amendment agreements to be entered into between the Company and each of the Eligible Executives are attached to this report as Exhibits 99.1 and 99.2 and are incorporated herein by reference.

Payment to Named Executive Officer

On July 23, 2007, the Committee also authorized the Company to make a payment not to exceed $350,000 to George “Ken” Bado, a named executive officer. As previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2007, under Section 409A and a comparable provision of the California tax code, adverse tax consequences to employees may arise as a result of the Company’s previous issuance of discounted stock options that were discovered as a result of the Company’s voluntary stock option review. In order to alleviate adverse tax consequences to Company employees who have exercised certain discounted stock options, the Company participated in certain compliance relief programs offered by these tax jurisdictions under Section 409A (the “Section 409A Compliance Programs”). However, the rules of the Section 409A Compliance Programs prohibited the Company from including executive officers in such programs. Therefore, the Committee approved such payment to Mr. Bado to put him in the same after-tax position he would have been in had he been allowed to participate in the Section 409A Compliance Programs.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Form of Promise to Make Cash Payment and Option Amendment (U.S. Employees)

99.2	Form of Promise to Make Cash Payment and Option Amendment (Canadian Employees)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTODESK, INC.

By:	/s/ PASCAL W. DI FRONZO
Pascal W. Di Fronzo Senior Vice President, General Counsel and Secretary

Date: July 27, 2007

EXHIBIT INDEX

Exhibit No.	Description
99.1	Form of Promise to Make Cash Payment and Option Amendment (U.S. Employees)

99.2	Form of Promise to Make Cash Payment and Option Amendment (Canadian Employees)